Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

Ocwen Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate (per million)	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457	(c)	2,139,994	$29.33	$62,766,024	$92.70	$5,818.41
	Total Offering Amounts						$62,766,024		$5,818.41
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$5,818.41

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	Represents 693,978 outstanding shares of the Registrant’s common stock and 1,446,016 shares of the Registrant’s common stock issuable upon the exercise of warrants that were issued to the selling stockholder named herein.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for a share of the Registrant’s common stock as reported on the New York Stock Exchange on August 29, 2022, which date is a date within five business days of the filing of this registration statement.